EXHIBIT 99.2






                KEYSPAN ENERGY NAME REESTABLISHED

    Brooklyn and Hicksville (September 10, 1998) -- Robert B. Catell, Chairman and Chief Executive Officer of MarketSpan Corporation (NYSE:MN), announced that MarketSpan will begin doing business as KeySpan Energy, effective immediately.

    Over the coming weeks, signs and advertising will be changed to KeySpan Energy, a name increasingly familiar to energy consumers in the Northeast. In the near future KeySpan Energy will again trade on the New York Stock Exchange using the symbol KSE. Shareholders will vote on a formal name change to KeySpan Energy at their 1999 Annual Meeting.

    "Through our unregulated subsidiaries, the KeySpan name has continued to grow in recognition," said Catell. "Under the KeySpan banner, we look forward to fulfilling our promise to build value for our shareholders as we become the premier energy company in the Northeast."

                 KeySpan Brand Name Established

    The MarketSpan name has been in use for only the three months following the merger of the Long Island Lighting Company with KeySpan Energy Corporation, the holding company of Brooklyn Union. "The change to KeySpan will reestablish a name with excellent brand equity and positive recognition among all our constituencies," said Catell. "We want to build on the values that the KeySpan name represents."

                The KeySpan Family of Companies

    KeySpan's principal subsidiary is Brooklyn Union, which provides natural gas service to 1.6 million customers in Brooklyn, Queens and Staten Island, and in Nassau and Suffolk counties on Long Island. KeySpan also produces electric power on Long Island, and includes among its holdings:

    * KeySpan Energy Management, based in Jericho, Long Island, which provides energy management and develops energy systems for large commercial, industrial and residential developments.

    * KeySpan Energy Solutions, the largest heating, cooling and appliance repair service company based in New York State.


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    * KeySpan Energy Services, based in Stamford, Connecticut, which markets natural gas to five states in the Northeastern portion of the United States.

    * KeySpan Energy Development Corporation, based in Brooklyn, which develops unregulated energy projects, both domestically and internationally.

    KeySpan and its subsidiaries also have investments in:

    * The Houston Exploration Company (NYSE:THX), a publicly held oil-and-gas company based in Houston, which is active in exploration, development, and acquisition of properties in the Gulf of Mexico, Texas, Louisiana, West Virginia, and in the Arkoma Basin.

    * Honeoye Storage Corporation, which owns a gas storage facility in Ontario County, New York.

    * The North East Transmission Company, the second largest equity holder in the Iroquois pipeline, a 375-mile transmission system that transports natural gas from Canada to the Northeastern United States.


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